SHAREHOLDER MEETING (Unaudited) On March 7, 2002, the Annual Meeting of John Hancock Investors Trust (the "Fund") was held to elect eleven Trustees and to ratify the actions of the Trustees in selecting independent auditors for the Fund. The shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows: WITHHELD FOR AUTHORITY Dennis S. Aronowitz 6,844,067 108,214 Richard
P. Chapman, Jr. 6,864,942 87,339 William J. Cosgrove 6,862,686 89,595 John M.
DeCiccio 6,861,225 91,057 Richard A. Farrell 6,867,277 85,005 Maureen R. Ford 6,868,660 83,621 Gail D. Fosler 6,867,957 84,324 William F. Glavin 6,855,646
96,636 John A. Moore 6,859,943 92,339 Patti McGill Peterson 6,858,692 93,590
John W. Pratt 6,866,580 85,701 The shareholders also ratified the Trustees' selection of Ernst & Young, LLP as the Fund's independent auditors for the fiscal year ending December 31, 2002, with the votes tabulated as follows:
6,780,917 FOR, 61,035 AGAINST and 109,829 ABSTAINING.